Exhibit 10.1

ARKANSAS SECURITIES DEPARTMENT

IN THE MATTER OF WiFiMed Holdings Company, Inc.	Case No. S-07-044 No S-07-044-08-COO1

CONSENT ORDER

This consent order is entered pursuant to the Arkansas Securities Act, codified at Ark. Code Ann. §§ 23-42-101, et seq. (Repl. 2000), (Act), the Rules of the Arkansas Securities Commissioner promulgated under the Act (Rules) and the Arkansas Administrative Procedures Act, codified at Ark. Code Ann. §§ 25-15-201, et seq. (Repl. 2002) in accordance with an agreement by and between the Staff of the Arkansas Securities Department (Staff) and WiFiMED HOLDINGS COMPANY, INC. (WFM) in full settlement of all claims that could be brought against WFM by the Staff.

WFM admits the jurisdiction of the Act and the Arkansas Securities Commissioner (Commissioner), waives its right to a formal hearing and, without admitting or denying the findings or Staff allegations made herein, consents to the entry of this order and agrees to abide by its terms.

FINDINGS OF FACT

1.                  WiFiMed HOLDINGS COMPANY, INC. WFM presently has its main office in Atlanta, Georgia. WiFiMed, LLC was formed as a limited liability company in Georgia in November, 2002. In December, 2004, WiFiMed, Inc. was formed as a Delaware c-corporation. Those companies completed their merger in March, 2006. Subsequently, in March, 2007, Bellacasa Productions, Inc., a Nevada corporation (Bellacasa), and WiFiMed, Inc. completed a reverse merger, whereby WiFiMed, Inc. merged with and into a wholly-owned subsidiary of Bellacasa with WiFiMed, Inc. remaining as the surviving entity and deemed the acquiring entity for accounting purposes. Simultaneously, Bellacasa changed its name to WiFiMed Holdings Company, Inc., and remained a Nevada corporation.

2.                  ROGER TAFT. Roger Malcolm Taft (Taft) was employed by WFM under several employment contracts, beginning in the summer of 2005. At the time of the violations of the Act in question here, Taft was functioning as a de facto manager of investor relations.

a.                   Before he was employed by WFM, the United States Securities and Exchange Commission (SEC) barred Taft from participation in penny stock offerings. See In the Matter of Roger M. Taft, Administrative Proceeding File No. 3-10557, Release No. 44685, 13 August 2001. The order reflected that Taft had earlier been permanently enjoined by a federal district court in Colorado from violating various sections of the federal securities laws. See SEC v. Richard H. Steinberg, et al., No. 99-B-1488 (D. Colo., 12 July 2001). Taft and others had been found to have engaged in a scheme to manipulate the market in a stock traded on the OTC Bulletin Board for prices between $3.125 and $3.50 per share by various deceptive practices, including matched orders. The SEC order barred Taft from participating in any penny stock offering, including:

... acting as a promoter, finder, consultant, agent, or other person who engages in activities with a broker, dealer or issuer for purposes of the issuance or trading in any penny stock; or inducing or attempting to induce the purchase or sale of any penny stock.

b.                  Taft was barred outright for a period of four years, i.e., until 13 August 2005, and could participate in a penny stock offering after that date only by requesting and receiving the consent of the SEC to do so by submitting to the Secretary of the SEC a detailed application for consent addressing four specified areas of concern.

c.                   Taft was employed by WFM under at least three contracts:

i.                     Pursuant to a contract dated 18 July 2005, Taft was employed as a consultant for management and business advice.

ii.                   In an agreement dated 20 December 2005 and entitled "Amended and Restated Consulting Agreement," which apparently replaced the earlier agreement, Taft was designated a consultant who would act as a finder, one who would help with WFM's "search for capital and in locating appropriate investors." In this contract, Taft was to have been paid in stock and cash in proportion to the amount of capital raised.

iii.                  A new contract was entered into with Taft on 24 December 2006, which superceded the 20 December 2005 contract, in which Taft's position was "Director, Investment Services," and his duties included "all duties consistent with Employee's position ... and that may otherwise be reasonably assigned to the Employee by the CEO from time to time." Taft's compensation thereunder included a base salary, fixed bonus and stock options, which vested annually.

d.                  No SEC consent to Taft's actions or alleged participation in the subject offering was ever sought or received.

3.                  PRIVATE PLACEMENT.  WFM made an offering of common stock and warrants in a private placement pursuant to Rule 506 of Regulation D, promulgated pursuant to § 4(2) of the Securities Act of 1933, as amended. The offering document, a private placement memorandum (PPM), was dated 10 April 2007. Several provisions of this document were significant:

a.                   The transferability of the common stock sold was limited for several reasons, including:

i.                     the lack of registration of the stock;

ii.                   the provision of Regulation D, Rule 502(d), which provides that stock acquired in a transaction pursuant to Regulation D cannot be resold without registration or an exemption from registration; and

iii.                  the restriction of the sale of such stock pursuant to SEC Rule 144, which then allowed resale of the stock 1) after the passage of at least one year from date of purchase and 2) only if other conditions over which the purchasers would have no control were also present.

b.                  To assist in the sale of the securities being sold, WFM reserved the right to engage broker-dealers or brokers registered with the National Association of Securities Dealers (now known as the Financial Industry Regulatory Authority (FINRA)) and to pay them placement fees of up to 15% of the proceeds received through their efforts.

c.                   WFM also reserved the right to pay a finder's fee to individuals and entities "that assist the Company in the sale of the units."

d.                  There was no mention in the PPM of Taft's background, set out in ¶ 2, above.

e.                   Since the change of former management on or about 15 October 2007, current management has taken steps to remedy the problem, including an internal investigation and hiring other service providers in place of Taft to handle securities-related matters, among other things.

4.                  JAMES DAVID BROWNING. James David Browning (Browning) was employed by WFM to assist in its sale of stock and warrants pursuant to the private placement discussed in ¶ 3.

a.                   No contract of employment has been located. The closest WFM has to a contract is a letter written to Browning by then WFM president and CEO, Jeffrey Allen Simon, dated 24 March 2007. Significant is the following language in that letter:

Thank you for taking the time to talk with me today and your willingness to work with Roger Taft to raise funds for WiFiMed on a Private Placement Memorandum. Roger will be able to discuss the terms of the raise. WiFiMed is willing to pay you a 15% finder's fee for all funds you raised. [sic]  Your signature at the bottom of this letter acknowledges your agreement with the terms.

Browning signed the letter and faxed it back to WFM on 26 March 2007. The only evidence in the possession or control of WFM regarding any formal communication or authorization of Browning to function in the capacity of an agent for WFM involved the former chief executive officer of WFM.

b.                  Browning was the only person representing WFM to whom any Arkansas investor ever communicated except for clerical matters and paperwork.

c.                   Browning had a prior relationship with the Arkansas investor identified below in ¶ 5(a) as AR l in that he had sold him securities in the past.

d.                  Browning had a prior relationship with a second Arkansas investor, identified below in ¶ 5(b) as AR2, when he sold AR2 a $25,000 investment in something called Urgent Care, represented to AR2 by Browning as a Miami company building emergency room type facilities around the country. Browning led AR2 to believe that Urgent Care was building such a facility in Denver, Colorado, and AR2 was investing in that facility. To AR2's knowledge, no such facility was ever built, and AR2 lost the investment.

e.                   All the other Arkansas investors and prospective investors but ARl were friends and relatives of AR2.

f.                    Browning was the only person paid any commission whatever for sales made to Arkansas investors. He was paid 15% commissions for each sale he made.

g.                   Browning, contradicting the PPM, purportedly told all the Arkansas investors to whom he sold WFM stock and warrants that the stock would be immediately tradable or tradable within a very short period of time, a period much shorter than the 1 year then prescribed by Rule 144.

h.                   Browning is not registered in any capacity with the Arkansas Securities Department.

5.                  ARKANSAS OFFERS, SALES and INVESTORS. Browning contacted several investors in Arkansas and sold a total of $55,000 of WFM stock and warrants pursuant to the PPM. His contact with each investor was by telephone.

a.                   AR1 is an Arkansas resident who made two purchases in May and June, 2007 through Browning of $10,000 each, totaling $20,000.

b.                  AR2 is an Arkansas married couple who made purchases in May, 2007 and August, 2007 through Browning of $10,000 and $5,000, respectively, totaling $15,000.

c.                   AR3 is an Arkansas resident who made one purchase in July, 2007 through Browning of $10,000.

d.                  AR4 is an Arkansas resident who made one purchase in August, 2007 through Browning of $10,000.

e.                   The offer of these securities by means of mailing the PPM at Browning's behest was made to four other prospective Arkansas investors, none of whom invested.

APPLICABLE LAW

6.                  Ark. Code Ann. § 23-42-301(a) (Repl. 2000) provides that it is unlawful for any person to transact business in this state as an agent or a broker dealer unless he is registered with the Arkansas Securities Department pursuant to the Act.

7.                  Agent is defined in pertinent part at Ark. Code Ann. § 23-42-102(1)(A) (Supp. 2007) as an individual who represents an issuer in effecting or attempting to effect purchases or sales of securities.

8.                  Ark. Code Ann. § 23-42-102(9) (Supp. 2007) defines issuer as any person who issues or proposes to issue any security.

9.                  Ark. Code Ann. § 23-42-102(11) (Supp. 2007) defines a person to include a corporation.

10.              Rule 509.02, Rules of the Arkansas Securities Commissioner, requires that an individual effecting transactions in covered securities exempted from the registration provisions of the Act by operation of § 18(b)(4)(D) of the Securities Act of 1933, as amended, be registered as an agent.

11.              Ark. Code Ann. § 23-42-507(2) (Repl. 2000) provides that it is unlawful for any person in connection with the offer or sale of a security to 1) make an untrue statement of a material fact or 2) omit to state a material fact necessary to make a statement not misleading under the circumstances under with the statement was made.

CONCLUSIONS OF LAW

12.              WFM is an issuer of the securities in question here.

13.              Based on the facts and circumstances, Browning is deemed to have acted as a de facto agent of the issuer in his dealings with the Arkansas investors set out in ¶ 5 and not as a finder. SEC no-action letters provide the best insight on the question of whether one's actions in the offer or sale of securities are those of a finder or those of an agent of a broker-dealer or issuer. Five factors have been identified. See Report and Recommendations of the Task Force on Private Placement Broker Dealers, 60 Bus. Law. 959, 975 (May, 2005). Application of those facts leads to the conclusion that Browning acted as an agent of the issuer here, WFM.

a.                   Whether Finder was involved in negotiations: The only person who talked to the investors about the investment was Browning.

b.                  Whether the Finder engaged in solicitation of the investors: Browning solicited two of his prior customers and worked up the rest of the Arkansas investors and prospective investors through one of those prior customers.

c.                   Whether the Finder discussed details of the securities or made recommendations:. Browning purportedly told all the investors that the stock was immediately tradable, when it was really restricted, knowing that this fact was critical in their decisions to invest.

d.                  Whether the Finder was compensated on a transaction-related basis: Browning was paid a 15% commission per sale or purchase and was the only person paid a commission for the sale of the stock. This is perhaps the most important of the five factors. See Cornhusker Energy Lexington, LLC v. Prospect Street Ventures, slip op. 2006 WL 2620985 (D. Neb. 12 September 2006), Fed.Sec.L.Rep.P 93,974, citing Loofbourrow Associates, Inc., 2006 SEC No-Act. LEXIS 523, 2006 WL 3933273 (29 June 2006).

e.                   Whether Finder was previously involved in the sale of securities: Browning was previously involved in the sale of securities to two Arkansas investors.

14.              Because Browning was not registered as an agent of the issuer, WFM is deemed to have been in violation of Ark. Code Ann. § 23-42-301(a) (Repl. 2000) and Rule 509.02, Rules of the Arkansas Securities Commissioner.

15.              Browning's purported statement to the investors that the WFM stock they were purchasing was immediately tradable or would be tradable within a very short period of time was false and constituted a violation of Ark. Code Ann. § 23-42-507(2) (Repl. 2000).

16.              The failure of WFM, while under the control of its former management, to inform prospective investors of Taft's past constituted a violation of Ark. Code Ann. § 23-42-507(2) (Repl. 2000).

17.              Following the recent change of control, which occurred on or about 15 October 2007, WFM's current management has taken affirmative steps to address the issues raised herein.

UNDERTAKING

In settlement of this matter, WFM, without admitting or denying any of the findings or Staff allegations made above, agrees with the Staff to:

1)         Make a rescission offer to the four (4) Arkansas investors referred to herein as ARl through AR4 for the return of their investment, plus 6% interest paid from the date of the investment; and

2)         Pay a $10,000 fine.

OPINION

This order is in the public interest. The facts set out in ¶¶ 1 - 5 support the violations of the Act and Rules set out in ¶¶ 12-17.

ORDER

IT IS THEREFORE ORDERED that WiFiMED HOLDINGS COMPANY, INC., within thirty days of this order, 1) offer rescission to the four (4) Arkansas investors referred to herein consisting of the amounts invested by each investor, plus 6% interest from the date of the investment, and 2) pay a $10,000 fine.

WITNESS MY HAND AND SEAL this 19th day of March, 2008.

/s/ A. Heath Abshure
______________________________________
A. Heath Abshure
ARKANSAS SECURITIES COMMISSIONER

Approved:

/s/ Gregory D. Vacca
____________________________________  Signed this 18th day of March, 2008.

Gregory D. Vacca, President and CEO
WiFiMED HOLDINGS COMPANY, INC.

/s/ Theodore Holder

____________________________________  Signed this 19th day of March, 2008.

Theodore Holder
ASSISTANT COMMISSIONER

Attorney for the Staff